Exhibit 1.1

AEGIS CAPITAL CORP.

August 17, 2023

PERSONAL AND CONFIDENTIAL

Mr. Jianhui Ye, Chief Executive Officer

EZGO Technologies Ltd

Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and

Education Town, Wujin District, Changzhou City

Re:	EZGO Shelf Takedown

Dear Mr. Ye:

The purpose of this engagement letter is to outline our agreement pursuant to which Aegis Capital Corp. (“Aegis”) will act as the underwriter on a “firm commitment” basis, or a placement agent on a “best efforts” basis, in connection with the proposed shelf takedown (the “Offering”) by EZGO Technologies Ltd (collectively, with its subsidiaries and affiliates, the “Company”) of its ordinary shares (the “Securities”). This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided herein, this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on the matters relating to the Offering will be embodied in the Underwriting Agreement (as defined below) or Placement Agent Agreement (as defined below). It is contemplated that following the effectiveness of the registration statement relating to the Offering, this engagement letter will be replaced by the Underwriting Agreement or Placement Agent Agreement, as applicable. The Company confirms that entry into this Agreement and completion of the Offering with Aegis will not breach or otherwise violate the Company’s obligations to any other investment bank.

The terms of our agreement in principle are as follows:

1. Engagement. The Company hereby engages Aegis, for the period beginning on the date hereof and ending thirty (30) business days thereafter or upon the completion of the Offering, whichever is sooner (the “Engagement Period”), to act as the Company’s exclusive underwriter placement agent, as applicable, and investment banker in connection with the proposed Offering. During the Engagement Period or until the consummation of the Offering, and as long as Aegis is proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company’s debt or equity securities or any other financing by the Company; provided, however, that the Company shall be permitted to enter into non-securities-related financing with depositary banks where the proceeds are used solely for financing the Company’s business.

2. The Offering. The Offering is expected to consist of a sale of approximately $10.0 million to $20.0 million of the Company’s Securities. The structure and pricing of the Offering will be mutually agreed upon by the Company and Aegis. Aegis will act as underwriter for the Offering subject to, among other matters referred to herein and additional customary conditions, completion of Aegis’s due diligence examination of the Company and its affiliates, listing approval by the Nasdaq Stock Exchange (“Exchange”) of the Securities to be issued, and the execution of a definitive underwriting agreement between the Company and Aegis in connection with the Offering (the “Underwriting Agreement”) or a definitive placement agent agreement between the Company and Aegis in connection with the Offering (the “Placement Agent Agreement”), as applicable. The actual size of the Offering, the precise number of Securities to be offered by the Company and the offering price will be the subject of continuing negotiations between the Company and Aegis. The Underwriting Agreement or Placement Agent Agreement, as applicable, will provide that the Company will grant to Aegis an option, exercisable for 45 days after the closing of the Offering (“Closing”), to acquire up to an additional 15.0% of the total number of Securities to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the “Over-Allotment Securities”).

3. Underwriting/Placement Agent Compensation. The underwriting discount or placement agent commission will be 7.0%, and a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in the Offering.

4. Registration Statement. To the extent the Company decides to proceed with the Offering, the Company will, as soon as practicable, prepare and file with the Securities and Exchange Commission (the “Commission”) a prospectus supplement (the “Prospectus Supplement”) to its prospectus dated November 30, 2022 (the “Base Prospectus”), which forms a part of the Registration Statement on Form F-3 (Reg No. 333-3263315), filed with the United States Securities and Exchange Commission and declared effective on November 30, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) covering the Securities to be offered and sold in the Offering. The Registration Statement, (including the Prospectus and Prospectus Supplement (collectively referred to as the “Prospectus”) therein), and all amendments thereto will be in form reasonably satisfactory to Aegis and counsel to Aegis. Other than any information provided by Aegis in writing specifically for inclusion in the Prospectus, the Company will be solely responsible for the contents of its Registration Statement and Prospectus, as well as all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the Offering an event occurs that would cause the Registration Statement or Prospectus (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Aegis immediately of such event and Aegis will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Registration Statement or Prospectus that corrects such statement or omission. The Company will file as an exhibit to a Form 6-K Report of Foreign Issuer, a proposed form of Underwriting Agreement or Placement Agent Agreement, as applicable, which may be incorporated into such Registration Statement by reference. The final Underwriting Agreement or Placement Agent Agreement, as applicable, will be in form satisfactory to the Company and Aegis and will include indemnification provisions and other terms and conditions customarily found in underwriting or placement agent agreements for similar transactions.

5. Lock-Ups. The Underwriting Agreement or Placement Agent Agreement, as applicable, will provide, among other items, that the Company’s directors, executive officers, employees and shareholders holding at least ten percent (10%) of the outstanding ordinary shares will enter into customary “lock-up” agreements in favor of the underwriter(s) or placement agent(s) agreeing, for a period of ninety (90) days from the closing date of the Offering, not to sell or transfer any ordinary shares of the Company, except for certain customary transfers permitted; provided, however, such transfers will require the transferees of such ordinary shares to comply with the terms of the “lock-up” agreements and provided further, that none of such shares shall be saleable in the public market until the expiration of the ninety (90) day period described above, unless otherwise permitted by Aegis.

6. Company Standstill. The Underwriting Agreement will provide, among other items, that the Company will agree, for a period of ninety (90) days from the closing date of the Offering, that without the prior written consent of Aegis, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or cause to be filed any registration statement with the Commission relating to the offering of any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long none of such equity securities shall be saleable in the public market until the expiration of the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any existing equity incentive plans, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity securities at an offering price to the public less than the offering price any Offering referred to herein.

7. Expenses. The Company will be responsible for and will pay all expenses relating to the Offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Aegis’s counsel) unless such filings are not required in connection with the Company’s offer and issuance of the Securities; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as Aegis may reasonably designate; (f) the costs of all mailing and printing of the Offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to Aegis; (h) the fees and expenses of the Company’s accountants; and (i) $100,000 for reasonable legal fees and disbursements for Aegis’s counsel, of which $35,000 shall be paid within two (2) business days following execution of this letter, with the balance of such legal fees to be paid at Closing from the flow of funds; provided, however, if there is not a Closing, the Company shall not be obligated to pay any additional amounts for legal fees and disbursements for Aegis’s counsel, it being agreed and understood that the $35,000 advance payment shall represent all amounts owed by the Company for such fees and disbursements.

8. Right of First Refusal. If, for the period beginning on the closing date of the Offering and ending twelve (12) months after the closing date of the Offering, the Company or any of its subsidiaries decides to (a) finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; provided, however, that the Company shall be permitted to enter into non-securities-related financing with depositary banks where the proceeds are used solely for financing the Company’s business; or (b) raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this Section 8 shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs, which notice shall include a detailed term sheet. In the event Aegis refuses its first right herein or does not respond within ten (10) days after receipt of any notification from the Company, then the Company shall have the right to seek such financing from another source on the terms described in such term sheet. The parties agree that any waiver of Aegis’s right of first refusal shall be specifically limited to the terms in the term sheet, and any change from such term sheet shall require a new notice.

9. Survival. Except as provided in Paragraphs 7, 9, 10, 11, 12, 13, 14, and 15 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Aegis) and the exclusivity language in Section 1, this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Aegis to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement.

10. Termination. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary contained herein, the Company has the right to terminate this Agreement for cause in compliance with FINRA Rule 5110(g)(5)(B)(i). During the engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Aegis, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of an Offering. Furthermore, the Company agrees that during Aegis’s engagement hereunder, all inquiries from prospective investors will be referred to Aegis.

11. Publicity. The Company agrees that it will not issue press releases or engage in any other publicity, without Aegis’s prior written consent, which consent shall not be unreasonably withheld, commencing on the date hereof and continuing until the final closing of the Offering (which, in the case of a firm commitment offering shall mean the expiration or termination of the over-allotment option).

12. Information. During the Engagement Period or until the Closing, the Company agrees to cooperate with Aegis and to furnish, or cause to be furnished, to Aegis, any and all information and data concerning the Company, and the Offering that Aegis deems appropriate (the “Information”). The Company will provide Aegis reasonable access during normal business hours and upon reasonable prior written notice, from and after the date of execution of this engagement letter until the date of the Closing or the termination of the Engagement Period, if sooner, to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Aegis will keep strictly confidential all non-public Information concerning the Company provided to Aegis. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Aegis, (b) was known or became known by Aegis prior to the Company’s disclosure thereof to Aegis as demonstrated by the existence of its written records, (c) becomes known to Aegis from a source other than the Company which information is not provided by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Aegis as demonstrated by its written records. For the avoidance of doubt, except as otherwise provided herein, all information which is not publicly available relating to the Company’s proprietary technology is proprietary and confidential.

13. No Third Party Beneficiaries; No Fiduciary Obligations. This engagement letter does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Aegis is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Aegis hereunder, all of which are hereby expressly waived; and (ii) Aegis is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Aegis or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Aegis’s engagement with the Company, Aegis may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

14. Indemnification, Advancement & Contribution.

(a) Indemnification. The Company agrees to indemnify and hold harmless Aegis, its affiliates and each person controlling Aegis (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Aegis, its affiliates and each such controlling person (Aegis, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, Prospectus or any other offering documents (as from time to time each may be amended and supplemented), (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically), or (C) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Aegis in writing specifically for use in the Registration Statement, Prospectus or any other offering documents with respect which or resulting from conduct by Aegis or another Indemnified Party, as to which Aegis shall indemnify and hold harmless the Company, its officers, directors and controlling parties in the manner set forth in this Section 14. The Company also agrees to reimburse and advance each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 14.

(b) Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 14, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 14 or otherwise to such Indemnified Person. The Company shall, if requested by Aegis, assume the defense of any such action (including the employment of counsel designated by Aegis and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel reasonably acceptable to Aegis for the benefit of Aegis and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel, in which event the Company shall pay the reasonable fees and expenses of one counsel, plus local counsel, for all Indemnified Parties, which counsel shall, if Aegis is a defendant, be designated by Aegis. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

(c) Contribution. In the event that a court of competent jurisdiction makes a finding, final beyond right of review, that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Aegis and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 14 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Aegis and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of commissions and non-accountable expense allowance actually received by Aegis in the Offering. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Aegis on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Aegis agree that it would not be just and equitable if contributions pursuant to this subsection 14(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 14(c). For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Aegis on the other hand, of the matters contemplated by this Section 14 shall be deemed to be in the same proportion as: (a) the total value received by the Company in the Offering, whether or not such Offering is consummated, bears to (b) the commissions paid to Aegis under the Underwriting Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(d) Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement letter, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

15. Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of New York, USA, and both the binding provisions of this engagement letter and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Aegis and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the City of New York, County of New York, State of New York (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the City of New York, County of New York and State of New York, in any such suit, action or proceeding. Each of Aegis and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Aegis mailed by certified mail to Aegis’s address will be deemed in every respect effective service process upon Aegis, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Aegis nor its affiliates, and the respective officers, directors, employees, agents and representatives of Aegis, its affiliates and each other person, if any, controlling Aegis or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Aegis will act under this engagement letter as an independent contractor with duties to the Company.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page of EZGO Shelf Takedown Letter of Engagement Follows]

Very truly yours,

Aegis Capital Corp.

By:	/s/ Robert Eide
Name:	Robert Eide
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

EZGO Technologies Ltd

By:	/s/ Jianhui Ye
Name:	Jianhui Ye
Title:	Chief Executive Officer

[Signature Page of EZGO Shelf Takedown Letter of Engagement]